Exhibit 10.4

                                 CHANGE OF CONTROL AGREEMENT


         This CHANGE OF CONTROL agreement is made as of June 2, 2003 between Aurora Foods Inc. (the "Company") and Richard A. Keffer (the "Executive").

        WHEREAS, the Executive is currently employed by the Company; and

        WHEREAS, the Company wishes to provide the Executive with certain additional benefits exclusively in the event of a Change of Control in return for the Executive not competing with the Company.

        NOW, THEREFORE, the parties agree as follows:

         1. If within two years of a Change-Of-Control the executive's employment is terminated involuntarily and without Cause, or, the Executive voluntarily terminates his employment for Good Reason, the Company shall have no further obligations under this Agreement other than (i) a lump sum payment equal to one-times the Executive's annual salary and target bonus; and (ii) medical and dental coverage for 18 months, or until Executive secures other employment (whichever is less) at the same rate in effect for all active plan participants; and (iii) Rights Not Subject to Release. COBRA coverage during this time will be counted as part of the maximum COBRA period of 18 months.

         2. As an executive officer of Aurora Foods and in consideration of the enhanced severance and Change-Of-Control provision outlined above, the Company will require the following:

         a. While the Executive is employed by the Company and for a period of one years immediately following his termination date, the Executive agrees not to compete with Aurora Foods or undertake any planning for any competitive business either directly or indirectly whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise.

         b. The Executive will not solicit or encourage any person who is a customer of Aurora Foods to terminate its relationship with any of them or to conduct with any other person any business or activity which that customer conducted with Aurora Foods or which is detrimental to the Company.

         3. Capitalized terms in this Agreement shall have the meaning as set forth below:

         a. Affiliate. "Affiliate" shall mean (a) any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or other specified Person) (b) any other Person which, together with its Affiliates (as defined in clause (a) above) shall, directly or indirectly, own beneficially or control the voting of at least 10% of the ownership interest in the Company (or other specified Person) and (c) ay other Person of which the Company (or other specified Person) and its Affiliates (as defined in clauses (a) and (b) above) shall, directly or indirectly, own beneficially or control the voting of at least 10% of any class of outstanding capital stock or other evidence of beneficial interest or of any interest as a general partner or joint venturer.

         b. Beneficial Owner. "Beneficial Owner" shall have the meaning in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have a "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is excercisable immediately or only after the passage of time.

         c. Board. "Board" shall mean the Board of Directors of the Company.

         d. Cause. For the purposes of this Agreement, the Company shall have "Cause" to terminate the executive's employment hereunder upon: (a) the Executive's breach of his fiduciary duties as an officer or director of the Company or any of its Subsidiaries or Affiliates, or as an officer, trustee, or director thereof; (b) the Executive's commission of a felony involving fraud, personal dishonesty or moral turpitude (whether or not in connection with his employment); or (c) the Executive's failure to follow the reasonable instructions of the Board; provided, that the Executive shall receive written notice of the occurrence of any event contemplated under section (c) hereunder and Executive shall have failed to cure the conduct, activity or event thereunder within 30 days.

         e. Change of Control. "Change of Control" means

              (i) any person (used as such term is defined in Sections 13(d) and 14(d) of the Exchange Act) other than one of more Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of more than 25% of the total voting power of the Voting Stock of the Company; provided that the Permitted Holders are Beneficial Owners of, directly or indirectly, in the aggregate, a lesser percentage of the total voting power of the Voting Stock of the Company than such other person (used as such term is defined in Sections 13(d) and 14(d) of the Exchange Act) and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board; provided, further, that a person (used as such term is defined in Sections 13(d) and 14(d) of the Exchange Act) shall be deemed to be the Beneficial Owner of any Voting Stock of a Person held by any other Person (the "Parent Corporation") if such other person (used as such term is defined in Sections 13(d) and 14(d) of the Exchange Act) is the Beneficial Owner of, directly or indirectly, more than 35% of the voting power of the Voting Stock of the Parent Corporation and the Permitted Holders are Beneficial Owners of, directly or indirectly, in the aggregate, a lesser percentage of the voting power of the Voting Stock of the Parent Corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Parent Corporation; or

              (ii) the consummation, through one transaction of a series of related transaction, of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation are the Beneficial Owners, directly or indirectly, or more than 50% of, respectively, the then outstanding shares of Common Stock resulting from such reorganization, merger or consolidation and the combined voting power of the Voting Stock of the Company; or

              (iii) the consummation, through one transaction or a series of related transactions, of (i) a complete liquidation or dissolution of the Company or (ii) the sale, disposition or other transfer or removal of assets of the Company to which 40% of the Company's annualized revenues as of December 31, 2001 are directly attributable; provided, that a Change of Control shall not be deemed to have occurred if the entity or entities acquiring control is such sale or disposition are the Permitted Holders or their Affiliates; or

              (iv) within any twenty-four (24) consecutive month period, persons who were members of the Board immediately prior to such twenty-four
(24) month period, together with any persons who were first elected as directors (other than as a result of any settlement or proxy or consent solicitation contest or any action taken to avoid such a contest) during such twenty-four (24) month period and who constituted a majority of the Board at the time of such election, cease to constitute a majority of the Board.

         f. Exchange Act. "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

         g. Fenway. "Fenway" means Fenway Capital Partners Fund, L.P., a Delaware limited partnership, and Fenway Capital Partners Fund II. L.P. a Delaware limited partnership.

         h. Good Reason. For the purposes of this Agreement, the Executive shall have "Good Reason" to terminate the Executive's employment hereunder upon: (a) material diminution in the nature or scope of Executive's responsibilities, duties or powers, (b) a reduction in the amount of the Executive's salary, (c) the failure by the Company to pay the Executive his salary, long term incentive bonus or annual bonus, respectively (provided, that in the case of the annual bonus or long term incentive bonus, the Company is not required to pay any part of such bonus that is conditioned upon certain events, including without limitation, the achievement of Board-specified performance targets, unless such events have occurred, (d) the material reduction, individually or in the aggregate, by the Company to provide the Executive with Company benefits, (e) the relocation of Executive's current principal place of business to a location that is more than fifty (50) miles from Executive's current location, or (f) a Change of Control in which the successor company, if any, to the Company fails to assume this agreement in its entirety.

         i. McCown. "McCown" means McCown De Leeuw & Co. II, McCown De Leeuw & Co. III (Europe), L.P., McCown De Leeuw & Co. III (Asia), L.P., Gamma Fund LLC, McCown De Leeuw & Co. IV, L. P., McCown De Leeuw & Co. IV Associates, L.P.

         j. Permitted Holders. "Permitted Holders" means Fenway, McCown, Delta Fund LLC, California Public Employees Retirement System, Tiger Oats Limited and UBS Capital LLC.

         k. Person. "Person" means any individual, partnership, corporation, association, trust, joint venture, limited liability company, unincorporated organization or entity, and any government, governmental department or agency or political subdivision thereof.

         l. Rights Not Subject to Release. "Rights Not Subject to Release" shall mean (1) any future claim to enforce rights of Executive under this Agreement, (2) any rights to indemnification under any bylaws, certificate of incorporation or an agreement between the Company or its subsidiaries and Executive, respecting indemnification of directors and officers, (3) any rights under any directors and officers liability insurance policies maintained by the Company or its Subsidiaries, and (4) any vested rights under any employee benefit or pension benefit plan of the Company or its subsidiaries in accordance with the terms and conditions of such plan.

         m. Voting Stock. "Voting Stock" of a Person means all classes of capital stock of such Person then outstanding and normally entitle to vote in the election of directors or managers.

        4. Entire Agreement. This Agreement represents the entire agreement of the parties regarding separation pay and benefits pursuant to any termination of the Executive subsequent to a Change of Control and may not be modified, altered or amended except by a subsequent written agreement signed by both parties.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands, as of the date first above written.

The Company:                                        The Executive:
Aurora Foods Inc.


By:  /s/ Dale F. Morrison                           By:  /s/ Richard A. Keffer
   ---------------------------------                   -----------------------
  Dale F. Morrison                                   Richard A. Keffer
  Chairman and Chief Executive Officer